Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 13, 2014, for the year ended October 31, 2013 related to the financial statements of Endeavor IP, Inc. (formerly Finishing Touches Home Goods Inc.) which appear in the Form 10-K for the year ended October 31, 2014 filed on or about January 28, 2015.

/s/ KBL, LLP
KBL, LLP
New York, NY
January 28, 2015